LETTER AGREEMENT

AMG GW&K Small/Mid Cap Fund

Investment Management Agreement

October 8, 2020

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Investment Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Adviser”) and AMG Funds (formerly Managers AMG Funds) (the “Trust”), dated as of October 19, 1999, and as amended from time to time (the “Investment Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 9 of the Investment Management Agreement, the Trust hereby notifies you that Schedule A to the Investment Management Agreement is amended, effective as of the date hereof, to reflect a revised advisory fee (the “New Advisory Fee”) that has been agreed to by the Trust and the Adviser with respect to AMG GW&K Small/Mid Cap Fund (formerly AMG GW&K Small Cap Growth Fund), a series of the Trust. Attached as Appendix A is an amendment to Schedule A to the Investment Management Agreement setting forth the annual fee the Trust will pay the Adviser on behalf of AMG GW&K Small/Mid Cap Fund pursuant to Section 2(a) of the Investment Management Agreement. Appendix A supplements and supersedes any information to the contrary relating to AMG GW&K Small/Mid Cap Fund contained in Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to the New Advisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:	/s/ Thomas Disbrow
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	October 8, 2020

Appendix A

AMENDMENT TO

SCHEDULE A

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Adviser an annual gross investment advisory fee equal to the rates included in the table below of the average daily net assets of the applicable Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Fund	Advisory Fee
AMG GW&K Small/Mid Cap Fund (formerly AMG GW&K Small Cap Growth Fund)	0.62%